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                                                                EXHIBIT 11.0


                                MICROCOM, INC.


                     CALCULATION OF NET INCOME PER SHARE
                  FOR QUARTERS ENDED JUNE 30, 1996 AND 1995


                                 (Unaudited)

(In thousands, except per share amounts)
                                                                  1996            1995
                                                                -------         -------

Net income..................................................... $   281         $ 2,115
                                                                =======         =======

Reconciliation of average number of shares outstanding to
 the amount used in net income per share computation:
   Weighted average number of shares outstanding...............  15,836          11,549
   Assumed exercise of stock options...........................   1,021           1,159
                                                                -------         -------
   Weighted average number of shares outstanding, as adjusted..  16,857          12,708
                                                                =======         =======

Net income per share........................................... $   .02         $   .17
                                                                =======         =======

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